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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-113410 of Lodgian, Inc. of our report dated March 5, 2004 (May 10, 2004 as to Note 22) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Successor Company's change in its method of accounting for discontinued operations to conform with Statement of Financial Accounting Standards No. 144 and the Successor Company's adoption of the provisions of Statement of Financial Accounting Standards No. 150), appearing in the Registration Statement of which this Prospectus is a part, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
June 17, 2004